                          AGREEMENT AND PLAN OF MERGER


                  This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of September __, 2000 among Vertex Interactive, Inc., a New Jersey corporation ("Parent"), Rensoft Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Renaissance Software, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used herein are defined in Section 13.13.

                               W I T N E S E T H:


                  WHEREAS, each of the stockholders of the Company owns the number of shares of capital stock of the Company set forth opposite such stockholder's name on Exhibit A;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                     MERGER

                  1.1 MERGER. The parties have executed this Agreement for purposes of setting forth a plan of reorganization under the provisions of
Section 368(a)(1)(A) and (a)(2)(D) of the Code and the rules and regulations promulgated thereunder. To that end, each of the stockholders of the Company shall exchange such stockholder's shares of Company Stock by virtue of this plan of merger for shares of common stock, par value $.005 per share, of Parent (the "Parent Common"), all in accordance with the terms of this Agreement.

                  1.2 SURVIVING CORPORATION. At the Effective Date of the Merger (as defined in Section 1.3), Merger Sub shall be merged (the "Merger") with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "GCL"), whereupon the separate existence of Merger Sub shall cease (except as it may be continued by operation of law), and the Company shall continue as the surviving corporation under the name "Renaissance Software, Inc.". The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation".

                  1.3 CONSUMMATION OF THE MERGER. On the Closing Date (as defined in Section 4.1), the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the GCL in connection with the Merger. The Merger shall be effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time, not later than five business days thereafter, as may (with the consent of Parent and the Company) be specified in such certificate of merger (the "Effective Date of the Merger").

                  1.4 FURTHER ASSURANCES. At and after the Effective Date of the Merger, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by Merger Sub as a result of, or in connection with, the Merger.


                                   ARTICLE II

                         CERTIFICATES OF INCORPORATION;
                      BY-LAWS; BOARD OF DIRECTORS; OFFICERS

                  2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with applicable law; provided that such Certificate of Incorporation shall be amended to change the name of such corporation to "Renaissance Software, Inc.".

                  2.2 BY-LAWS. The By-laws of Merger Sub as in effect at the Effective Date of the Merger shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

                  2.3 BOARD OF DIRECTORS; OFFICERS. From and after the Effective Date of the Merger, until their successors shall have been duly elected or appointed in accordance with applicable law, the officers of the Surviving Corporation shall be the officers of the Company except that each of Nicholas Toms and Hugo Biermann shall be joint Chairman, and Raymond Broek shall be Chief Financial Officer and Treasurer. The directors of Merger Sub at the Effective Date of the Merger, which shall include Louis Schilt and Robert Schilt, shall be the directors of the Surviving Corporation.


                                   ARTICLE III

                               CONVERSION OF STOCK

                  3.1 CONVERSION OF STOCK. On the Effective Date of the Merger, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the securities described below:

                  (a) each share of Company Stock held by the Company as treasury stock, if any, shall be canceled, without the payment of any consideration therefor;

                  (b) each share of Company Stock which is outstanding shall be converted into the right to receive 0.85 shares of Parent Common (such number being referred to as the "Exchange Ratio"); and

                  (c) each share of Merger Sub Common which is outstanding shall be canceled and extinguished and converted into one share of Common Stock of the Surviving Corporation ("Surviving Company Common").

                  3.2 CLOSING OF COMPANY TRANSFER BOOKS. On the Effective Date of the Merger, the stock transfer books of the Company shall be closed with respect to shares of the Company Stock outstanding immediately prior to the Effective Date of the Merger and no transfer of such shares of the Company Stock shall thereafter be made on such stock transfer books. If, on or after the Effective Date of the Merger, valid certificates representing any such shares of the Company Stock are presented to Parent, they shall be exchanged as provided in Section 3.3.

                  3.3 EXCHANGE OF CERTIFICATES. (a) On and after the Effective Date of the Merger, each holder of shares of Company Stock shall be entitled to receive a certificate or certificates representing the aggregate number of shares of Parent Common to which such stockholder is entitled as a holder of the shares of Company Stock immediately prior to the Effective Date of the Merger reduced, in the case of each stockholder, by such stockholder's Pro Rata Share (as defined in Section 13.13) of the Escrow Shares (as defined below) to be deposited in escrow as set forth below (the amount of Parent Shares to which such stockholder is so entitled and such stockholder's Pro Rata Share of the Escrow Shares is set forth in Section 5.2 of the Disclosure Schedule). On the Effective Date of the Merger, certificates representing 20% of Robert Schilt's and Louis Schilt's shares and 5% of all other stockholders' shares (the "Escrow Shares") shall be delivered to the Escrow Agent as provided in the Escrow Agreement (as both of those terms are defined in Section 9.5).

                  (b) As soon as reasonably practicable after the Effective Date of the Merger, Parent shall mail or otherwise deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") whose shares are converted pursuant to Section 3.1(b) into the right to receive shares of Parent Common (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common. Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing that number of shares of Parent Common may be issued to a transferee if the Certificate representing such Company Stock is presented to Parent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                  3.4 NO FRACTIONAL SHARES. No scrip or fractional share certificates of Parent Common shall be issued as a result of the Merger, but in lieu of each fractional interest, Parent shall issue one full share of Parent Common for each fractional share equal to one-half or more of one share, and each fractional share equal to less than one-half of one share shall be eliminated.

                  3.5 STOCK OPTIONS. (a) Subject to the terms and conditions of the Company's 1998 Renaissance Software, Inc. Employee Stock Option Plan and the Warrant Agreements between the Company and each of Robert Schilt and Louis Schilt (together, the "Company Option Plans") and the stock option agreements executed and the warrants outstanding pursuant thereto, the Company Option Plans and each option or warrant to purchase Company Stock granted thereunder that is outstanding on the Effective Date of the Merger shall be assumed by Parent and continued in accordance with its respective terms and each such option or warrant shall become a right to purchase a number of shares of Parent Common, as more fully described below.

                  (b) At the Effective Date of the Merger, each outstanding option or warrant to purchase shares of Company Stock (a "Company Stock Option") under the Company Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Stock issuable upon exercise of the option or warrant immediately prior to the Effective Date of the Merger and (ii) the Exchange Ratio; and the exercise price per share of Parent Common at which such option or warrant is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Stock at which such option or warrant is exercisable immediately prior to the Effective Date of the Merger by (y) the Exchange Ratio; provided, however, that, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code.

                  (c) As soon as practicable after the Effective Date of the Merger, Parent shall deliver to the participants in the Company Option Plans appropriate notices setting forth such participants' rights pursuant thereto and that the grants pursuant to the Company Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger), and providing for the assumption by Parent of such participant options. Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, the Company Option Plans, that the Company Stock Options which qualified as qualified stock options prior to the Effective Date of the Merger continue to qualify as qualified stock options after the Effective Date of the Merger.

                  (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common for delivery under the Company Option Plans as adjusted in accordance with this Section. Parent shall, within 15 days after such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published by Parent in its annual report to the SEC, file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Parent Common subject to the Company Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                                   ARTICLE IV

                                     CLOSING

                  4.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place on the first business day (the "Closing Date") following satisfaction of all of the conditions to closing set forth in Articles VIII and IX, at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, or at such other time and such other location as may be agreed upon by the parties.

                  4.2 DELIVERIES AT CLOSING.

                  (a) At the Closing, the Company shall deliver to Parent:

                  (i) certified copies of the Company's Certificate of Incorporation, By-laws and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                  (ii) certificates representing a majority of the issued and outstanding shares of Company Stock (which shall include a majority of the issued and outstanding shares of Company Preferred Stock);

                  (iii) stock powers duly endorsed in blank for the Escrow
         Shares;

                  (iv) such other items as are specified herein.

                  (b) At the Closing, each of Parent and Merger Sub shall deliver to the Company:

                  (i) certified copies of its Certificate of Incorporation, By-laws and corporate resolutions with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

                  (ii) such other items as are specified herein.

                  (c) At the Closing, Parent shall deliver to the Escrow Agent, a certificate or certificates representing the Escrow Shares, accompanied by the stock powers referred to in Section 4.2(a)(iii); and


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Parent with respect to the Company as follows:

                  5.1 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Except as set forth in Section 5.1 of the Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the property owned or leased by the Company or the conduct of its business requires such licensing or qualification, and in which the failure to qualify would have a material adverse effect on the condition (financial or otherwise), of the Company. Section 5.1 of the Disclosure Schedule lists all such jurisdictions. The copies of the Company's Certificate of Incorporation, as amended to date, and By-laws, as currently in effect and in the form delivered to Parent, are complete, correct and in full force and effect, and the Company is not in violation of any of the provisions thereof.

                  5.2 CAPITALIZATION. The shares described in Section 5.2 of the Disclosure Schedule represent all of the authorized and issued and outstanding shares of capital stock of the Company held of record by the stockholders set forth in such schedule. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of rights of refusal; except as disclosed in Section 5.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, conversion or exchange privileges or rights measured by the valuation of capital stock or by the business of the Company or other rights to purchase or obtain any capital stock of the Company or any interest in the Company; and, except as disclosed in
Section 5.2 of the Disclosure Schedule, there are no contracts, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer or purchase by the Company of any shares of its capital stock.

                  5.3 SUBSIDIARIES. The Company does not have any subsidiaries nor does it own, directly or indirectly, any capital stock of or other equity interest in any Person.

                  5.4 AUTHORIZATION OF COMPANY; ETC. The Company has full power and authority to enter into this Agreement, and all associated agreements and documents, and to carry out the transactions contemplated hereby and thereby. The stockholders and the board of directors of the Company have taken all action required by law, the Company's Certificate of Incorporation and By-laws, or otherwise, to authorize the execution, delivery and performance of this Agreement, and all associated agreements and documents, and the consummation of the transactions contemplated hereby and thereby. The affirmative votes of the holders of record of

(a) a majority of the total outstanding shares of Company Stock and (b) a majority of the total outstanding shares of Company Preferred Stock with respect to the adoption of this Agreement, both of which have been obtained by written consents dated the date hereof (copies of which are attached as Annex I), are the only votes of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated thereby. This Agreement, and all associated agreements and documents, has been duly and validly authorized, executed and delivered by the Company and no other corporate or individual action is necessary. This Agreement, and all associated agreements and documents, is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                  5.5 NO VIOLATION; COMPANY. Except as set forth in Section 5.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor any associated document or agreement by the Company, nor the performance and the consummation of the transactions contemplated hereby or thereby, will (a) violate any provisions of the Certificate of Incorporation or By-laws of the Company, (b) except as would not, individually or in the aggregate, have a material adverse effect on the Company, violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which the Company is a party or by which it or its property is or may be bound or which affects or relates to its business, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon the Company or any of its assets, or (d) violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

                  5.6 CONSENTS AND APPROVALS. Except as set forth in Section 5.6 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority or third Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any associated agreement by the Company and the consummation of the transactions contemplated hereby or thereby. All such consents, approvals, authorizations, declarations, notices, filings and registrations listed or required to be listed in Section 5.6 of the Disclosure Schedule will have been duly obtained or made on or prior to the Closing Date.

                  5.7 FINANCIAL STATEMENTS. Annexed hereto in Section 5.7 of the Disclosure Schedule are the unaudited balance sheet of the Company as at December 31, 1999 (the "Annual Balance Sheet") and unaudited statement of income and retained earnings and statement of cash flows as at December 31, 1999, together with notes thereto. The Company has also furnished to Parent the unaudited balance sheet of the Company as at June 30, 2000 (the "Balance Sheet") and the unaudited statement of income and retained earnings and statement of cash flows for the six-month period then ended. All of such financial statements are in accordance with the books and records of the Company. Except as set forth in Section 5.7 of the Disclosure Schedule, all of such balance sheets and the notes thereto are complete and correct and fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and the statements of income and retained earnings and the statements of cash flows for the periods then ended, together with the notes to the financial statements, are complete and correct and fairly present the results of the operations for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP") applied consistently. Section 5.7 of the Disclosure Schedule also sets forth, by lender, the amount of indebtedness of the Company for borrowed money (aggregating $1,900,000) as of June 30, 2000, and the repayment terms thereof.

                  5.8 NO UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations (herein "Liabilities") of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due) except (i) Liabilities that are fully reflected or reserved against in the Balance Sheet,
(ii) Liabilities not required to be reflected or reserved against in the Balance Sheet pursuant to GAAP and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet.

                  5.9 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Section 5.9 of the Disclosure Schedule, since the date of the Annual Balance Sheet, the Company has not:

                  (a) suffered any material adverse change in its condition (financial or otherwise), assets, liabilities, reserves, business, operations or, to the knowledge of the Company, prospects;

                  (b) paid, discharged or satisfied any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected against in the Annual Balance Sheet or incurred in the ordinary course of business since the date of the Annual Balance Sheet;

                  (c) permitted or allowed any of its material property or assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

                  (d) written down the value of any inventory or written off as uncollectible any notes, lease or accounts receivable;

                  (e) canceled any debts or waived any claims or rights, waived any statute of limitation, or sold, transferred, or otherwise disposed of any material properties or assets, except for a fair consideration in the ordinary course of business;

                  (f) except in the ordinary course of business consistent with past practice, licensed, disposed of or permitted to lapse any rights to the use of any Intellectual Property (as defined in Section 13.13), or disposed of or disclosed to any Person any material Intellectual Property not theretofore a matter of public knowledge;

                  (g) except in the ordinary course of business consistent with past practice, granted any general increase in the compensation or benefits of employees or any increase in the compensation or benefits payable or to become payable to any employee (including, in each case, any such increase pursuant to any current or newly adopted bonus, pension, severance, profit-sharing or other plan, agreement, arrangement or commitment);

                  (h) declared, paid or set aside for payment any amounts in the nature of bonuses to any of its officers or employees;

                  (i) terminated any employees or officers whose services are key, individually or in the aggregate, to the Company, or otherwise hired or terminated employees other than in the ordinary course of business;

                  (j) made any capital expenditures or commitments or entered into any capital leases in excess of $25,000 in the aggregate for additions to property, plant or equipment;

                  (k) declared, paid or set aside for payment (whether in cash, assets or stock) any dividend or other distribution in respect of its capital stock or any other Company securities or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or any other Company securities or any securities of any Affiliate of the Company;

                  (l) made any change in any method of accounting or accounting practice;

                  (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its stockholders, officers or directors, or any Affiliate or Associate of any of its stockholders, officers or directors;

                  (n) issued, sold, or delivered, or otherwise increased the amount or number of, shares of its capital stock or options, warrants or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock;

                  (o) collected any lease or other payment in advance of the date that it was due;

                  (p) delivered any product or service to customers in advance of the date that it was due;

                  (q) delayed payment of any accounts payable except in accordance with past practice;

                  (r) entered into any other transaction, contract or commitment other than in the ordinary course of business and other than as contemplated hereby or described in this Agreement or in its attachments;

                  (s) granted any right or license with respect to any of its material property, assets, or business or entered into or canceled any material licensing or distributorship arrangements;

                  (t) to the knowledge of the Company, after inquiry, experienced any theft, damage, destruction or loss (whether or not covered by insurance) in excess of $5,000 to any of its properties or assets;

                  (u) experienced any strike or other labor dispute affecting its business, condition, operations or assets;

                  (v) experienced any loss of employees, suppliers, or customers materially adversely affecting its business, condition, operations, or assets; or

                  (w) agreed, whether in writing or otherwise, to take any action described in this Section 5.9.

                  5.10 TITLE TO PROPERTIES; ENCUMBRANCES. Except as sold or disposed of in the ordinary course of business, the Company has good and valid title to all of the properties and assets reflected in the Balance Sheet and all the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet. Except as set forth in Section 5.10 of the Disclosure Schedule, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or limitation of any kind. The rights, properties and other assets presently owned, leased or licensed by the Company include all rights, properties and assets necessary to permit the Company to conduct its business in the same manner as it has been conducted heretofore.

                  5.11 PLANT AND EQUIPMENT. The plants, structures and equipment of the Company (owned or leased) are adequate for the conduct of the business of the Company as presently conducted. The Company has not received any notification that it is in violation of any applicable building, zoning, anti-pollution, environmental, health or other law, ordinance or regulation in respect of its plants or structures or operations. To the knowledge of the Company, no such violation exists, and all related material permits, licenses and other authorizations under such laws have been obtained and are in effect and complied with.

                  5.12 LEASES. Section 5.12 of the Disclosure Schedule contains an accurate and complete list of all leases pursuant to which the Company leases any real property and any material personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company or, to the Company's knowledge, the other party thereunder; no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, all leased property and improvements are free of any material defects.

                  5.13 BANK ACCOUNTS. Section 5.13 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto. As at September 15, 2000, the Company held cash and cash equivalents aggregating not less than $2,346,581.12 in the form and amounts set forth next to the name of each financial institution in Section 5.13 of the Disclosure Schedule.

                  5.14 LITIGATION. Except as set forth in Section 5.14 of the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation pending or to the knowledge of the Company threatened against or involving the Company or any of its properties or assets (including without limitation any product liability claim for products sold by the Company prior to the date hereof) or which questions or challenges the Company's participation in the transactions contemplated by this Agreement or any associated agreements or documents or any action taken or to be taken by the Company pursuant to this Agreement or any associated agreements or documents or in connection with the transactions contemplated hereby or thereby; and the Company does not know or has no reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation. The Company is not subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding which has had a material adverse effect, or which is expected to have a material adverse effect on the Company's ability to conduct its business as currently conducted.

                  5.15 TAXES.

                  (a) The Company has filed all Tax Returns (or the Tax Returns have been filed on behalf of the Company) required to be filed by applicable law. All Tax Returns were true, complete and correct and filed on a timely basis. The Company has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from the Company for the periods covered by the Tax Returns.

                  (b) Except as set forth in Section 5.15(b) of the Disclosure Schedule, the Company has established on its books and records reserves adequate to pay all Taxes not yet due and payable. The Company has made available to Parent complete and accurate copies of all work papers associated with the calculation of the Company's Tax reserves.

                  (c) Except as set forth in Section 5.15(c) of the Disclosure Schedule, there are no tax liens upon the assets of the Company except Liens for Taxes not yet due.

                  (d) Except as set forth in Section 5.15(d) of the Disclosure Schedule, the Company has not requested (and no request has been made on the Company's behalf) any extension of time within which to file any Tax Return.

                  (e) Except as set forth in Section 5.15(e) of the Disclosure Schedule, (i) the Company has not entered into any agreements with any taxing authority extending the statute of limitations for the assessment of Taxes; (ii) there are no ongoing audits or administrative proceedings with respect to any Taxes of the Company; and (iii) no deficiency for any Taxes has been suggested, proposed, asserted or assessed against the Company that has not been resolved and paid in full.

                  (f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company.

                  (g) Except as set forth in Section 5.15(g) of the Disclosure Schedule, the Company has not received any written ruling of a taxing authority relating to Taxes or entered into any written and legally binding agreement with any taxing authority relating to Taxes.

                  (h) Except as set forth in Section 5.15(h) of the Disclosure Schedule, the Company has made available to Parent complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the date of this Agreement.

                  (i) The Company is not party or subject to, or bound by, any agreements relating to the allocation or sharing of Taxes.

                  (j) All transactions that could give rise to an understatement of federal income tax (within the meaning of Code 'SS'6662) by the Company have been adequately disclosed on the Company's Tax Returns in accordance with Code 'SS' 6662(d)(2)(B).

                  5.16 BENEFIT PLANS. (a) Except as set forth in Section 5.16 of the Disclosure Schedule, there are no Plans (as defined in Section 13.13) maintained or contributed to by the Company under which the Company has any liability, or in which any employees of the Company participate.

                  (b) Except as set forth in Section 5.16 of the Disclosure Schedule, neither the Company nor any Member of the Controlled Group (as defined in Section 13.13) has ever sponsored or contributed to, or had any liability with respect to, a defined benefit pension plan subject to Title IV of ERISA, including a defined benefit pension plan that is a multiemployer plan as described in Section 3(37) of ERISA, or any Plan subject to Section 302 of ERISA or Section 412 of the Code.

                  (c) Except as set forth in Section 5.16 of the Disclosure Schedule, no employees of the Company participate in any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 60l through 608 of ERISA or applicable state law.

                  (d) To the knowledge of the Company, except as set forth in
Section 5.16 of the Disclosure Schedule, each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, has been administered in compliance in all material respects with its terms and the requirements provided by any and all statutes, orders or governmental rules or regulations applicable to the Plan, including but not limited to ERISA and the Code. Each Plan and its related trust that are intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code are so qualified.

                  (e) To the knowledge of the Company, all reports, forms and other documents required to be filed with any governmental entity with respect to any Plan have been timely filed and are accurate.

                  (f) To the knowledge of the Company, all contributions for all periods ending prior to the date of this Agreement (including periods from the first day of the current plan year to the date of this Agreement) have been made prior to the date of this Agreement by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

                  (g) With respect to each Plan required to be disclosed in
Section 5.16 of the Disclosure Schedule:

                  (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                  (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) have been brought, or are pending, or, to the knowledge of the Company, are threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan; and

                  (iii) neither the Company nor any fiduciary has any knowledge of any facts which could give rise to any such action or claim described in clause (2), above.

                  (h) Neither the Company nor any Member of the Controlled Group has any liability or, to the knowledge of the Company, is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA, (iii) or for any liability under Section 4062, 4063, 4064, 4069 or 4201 of ERISA, Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.

                  (i) All of the Plans listed in Section 5.16 of the Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and
Section 601 through 608 of ERISA.

                  (j) Except as set forth in Section 5.16 of the Disclosure Schedule, true, correct and complete copies of all documents creating or evidencing any Plan listed in Section 5.16 of the Disclosure Schedule have been delivered to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity have been delivered to Parent.

                  (k) There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Section 5.16 of the Disclosure Schedule.

                  (l) All expenses and liabilities relating to all of the Plans described in Section 5.16 of the Disclosure Schedule have been, and will on the date of this Agreement be fully and properly accrued on the books and records of the Company and its subsidiaries and disclosed to Parent in accordance with GAAP and in Plan financial statements.

                  5.17 CONTRACTS AND COMMITMENTS; NO DEFAULT.

                  (a) Except for contracts, commitments, plans, agreements, licenses, leases, sales orders, purchase orders and other matters (written or oral) set forth in Section 5.17 of the Disclosure Schedule:

                  (i) The Company does not have an employment agreement with any officer, employee or agent, or any agreement that contains any severance or termination pay liabilities or obligations, nor is the Company subject to any liabilities or obligations relating to severance, termination or vacation pay (apart from normal vacation allowances);

                  (ii) The Company does not have collective bargaining or union contracts or agreements;

                  (iii) The Company is not restricted by agreement from carrying on its business, or any part thereof, anywhere in the world, or from competing with any Person in a line of business similar to any aspect of its business, nor is the Company the beneficiary of any agreement restricting any other Person from carrying on its business, or any part thereof, or from competing with the Company in any line of business;

                  (iv) The Company does not have any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

                  (v) The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person whether under a loan agreement, note or otherwise;

                  (vi) The Company is not a party to any agreement, contract, commitment or loan to which any of its officers, directors or stockholders or any Affiliate or Associate of the Company is a party;

                  (vii) The Company is not a party to any purchase or sale contract or agreement that continues for a period of more than twelve months (including periods covered by any option to renew by either party);

                  (viii) The Company is not a lessor under any lease intended as security, an owner participant in any leveraged lease transaction or a party to a vendor arrangement or conditional sales agreement;

                  (ix) The Company has not given any power of attorney to any Person for any purpose whatsoever;

                  (x) To the knowledge of the Company, there are no outstanding sales or purchase contracts, commitments or proposals of the Company that will result in any loss upon completion or performance thereof, after allowance for direct expenses; and

                  (xi) The Company is not a party to, nor is it subject to, any other material agreements, contracts, commitments or restrictions.

                  (b) True and complete copies of all documents (including all amendments thereto) referred to in Section 5.17(a) have been delivered to Parent. Section 5.17 of the Disclosure Schedule contains a list of all employees of the Company and their annual compensation and job descriptions. All contracts, agreements, commitments or restrictions referred to in Section 5.17(a) are valid and enforceable in accordance with their respective terms. The Company is not materially in default in the performance of any of its obligations thereunder; no event has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute such a default thereunder; all parties under such contracts and agreements have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement; and to the Company's knowledge, all other parties thereto are not in material default thereunder and have no counterclaims, offsets and defenses with respect thereto.

                  5.18 INVENTORY. The Company does not possess or hold and has not generally possessed or held in the conduct of its business, any inventory.

                  5.19 ACCOUNTS RECEIVABLE. Except as set forth in Section 5.19 of the Disclosure Schedule, all accounts receivable of the Company, whether or not reflected in the Balance Sheet, (i) represent sales actually made in the ordinary course of business, (ii) will be collected in full, without any set-off, within 180 days after the date hereof and (iii) are valued in accordance with GAAP.

                  5.20 CUSTOMERS AND SUPPLIERS. Section 5.20 of the Disclosure Schedule sets forth for the twelve-month period ended on December 31, 1999 and the six-month period ended June 30, 2000: (a) a list of the amounts collected from sales to the top 10 customers of the Company during such periods; and (b) a list of the amounts paid to the top 5 suppliers of the Company for purchases during such periods from such suppliers. Since December 31, 1999, there has been no material adverse change in the business relationship of the Company with any of the customers or suppliers to whom the amounts set forth in the Section 5.20 of the Disclosure Schedule relate.

                  5.21 PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in Section 5.21 of the Disclosure Schedule, the Company does not require the consent of any third Person to permit it to operate its business in the manner in which it presently is being conducted, and possess all material permits and other authorizations from third Persons, including without limitation, federal, foreign, state and local governmental authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third Persons, necessary to permit it to operate its business in the manner in which it presently is being conducted.

                  5.22 COMPLIANCE WITH LAW. The Company is in material compliance with all laws, regulations and orders applicable to it and its properties and assets. Except as set forth in Section 5.22 of the Disclosure Schedule, the Company has not received any notification that it is in violation of any such laws, regulations or orders.

                  5.23 WARRANTY OR OTHER CLAIMS. Except as set forth in Section
5.23 of the Disclosure Schedule, other than for warranty claims in the ordinary course of business, the Company does not know or has no reason to know of any existing, threatened, anticipated or contemplated claims or any facts upon which such a claim could be based, against it, for products which are defective or fail to meet any product warranties. No claim has been asserted against the Company for renegotiation or price redetermination of any material business transaction and the Company does not have knowledge of any facts upon which any such claim could be based.

                  5.24 INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise has the full right to use, all Intellectual Property material to, and used in or necessary for the conduct of, its business as heretofore conducted. Section 5.24 of the Disclosure Schedule contains an accurate and complete description of all such Intellectual Property used or proposed to be used by the Company. Except as set forth on Section 5.24 of the Disclosure Schedule, to the Company's knowledge, the Company has the sole and exclusive right to use such Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property, and there is no valid basis for any such claim; and the use of such Intellectual Property by the Company does not infringe on the rights of any Person. The Company has full right, title and interest in and to, pursuant to existing agreements and/or applicable law, all material Intellectual Property developed by or on behalf of any present or past employee of the Company while so employed, and all such Intellectual Property now used or proposed to be used by the Company is the property of the Company.

                  5.25 LABOR DIFFICULTIES. The Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and there is no organizational effort being made or threatened involving any employees of the Company. No actions, claims, proceedings or investigations relating to employment have been brought, are pending or, to the knowledge of the Company, are threatened, by or before any governmental agency including, without limitation, the National Labor Relations Board or the Equal Employment Opportunity Commission.

                  5.26 HAZARDOUS MATERIALS. The Company is not in material violation of any federal, state or local Environmental Laws (as defined in Section 13.13) applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law or any regulation, code, plan, order, decree, notice or demand letter issued, entered, promulgated or approved thereunder. No notice or action alleging such violation is pending or, to the Company's knowledge, threatened, and no past or present condition or practice of the businesses conducted by the Company would prevent continued compliance with applicable permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to the Company involving any pollutant or hazardous or toxic material or waste. The Company has no liability, present or past, under CERCLA, including, without limitation, as the result of their ownership or operation of any "facility" as defined in CERCLA, or their arrangement for disposal, treatment or transport of "hazardous substances," also as defined in CERCLA.

                  5.27 INSURANCE. Section 5.27 of the Disclosure Schedule contains an accurate and complete list of all material policies of or binders for casualty, liability, worker's compensation and other forms of insurance owned or held by the Company and its subsidiaries and all pending or anticipated claims thereunder. All such policies, or binders therefor, are in full force and effect, all premiums with respect thereto have been paid and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders will remain in full force and effect through the respective dates set forth in Section 5.27 of the Disclosure Schedule without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by the Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years. The Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by the Company, or any coverage for any such claim or the amount of any claim, and no such denied or disputed claims are pending.

                  5.28 DISCLOSURE. No representations or warranty of the Company contained in this Agreement, and no statement contained in any section of the Disclosure Schedule or any document explicitly listed in the Disclosure Schedule or otherwise made part of the Disclosure Schedule contains or will contain any untrue statement of material fact or, when all such representations, warranties and statements are taken as a whole, omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                  5.29 INSIDER INTERESTS. Except as set forth in Section 5.29 of the Disclosure Schedule, no officer, director or stockholder of the Company has any interest (other than as a stockholder of the Company) in any property, real or personal, tangible or intangible, including without limitation, Intellectual Property used in or pertaining to the business of the Company.

                  5.30 EMPLOYEES.

                  (a) Section 5.30 of the Disclosure Schedule discloses all of the material terms and conditions of employment for each employee of the Company not generally applicable to all employees of the Company, and, except as disclosed in Section 5.30 of the Disclosure Schedule, no employee of the Company is entitled to any benefit not generally applicable to all employees of the Company.

                  (b) Except as set forth in Section 5.30 of the Disclosure Schedule, no "leased employee", as defined in Section 414(n) of the Code, performs services for the Company.

                  (c) Except as set forth in Section 5.30 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, by virtue of any plan, contract, agreement or policy (written or oral) adopted by the Company or entered into between the Company and any employee of the Company, (i) entitle any current or former employee or current or former officer or director of the Company to severance pay, unemployment compensation, or any other payment or benefit, (ii) accelerate the time of payment or vesting, increase the amount of, or require or result in the funding of any compensation or benefit due any such current or former employee, officer, or director, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT


                  Parent represents and warrants to the Company as follows:

                  6.1 CORPORATE ORGANIZATION; ETC. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the property owned or leased by it or the conduct of its business requires such licensing or qualification, and in which the failure to qualify would have a material adverse effect on the condition (financial or otherwise), of Parent and Merger Sub, taken as a whole. The copies of each of Parent's and Merger Sub's Certificate of Incorporation, as amended to date, By-laws, as currently in effect and in the form delivered to the Company, are complete, correct and in full force and effect, and neither Parent nor Merger Sub is in violation of any of the provisions thereof.

                  6.2 CAPITALIZATION. As of August 25, 2000, the authorized capital stock of Parent consists of 32,000,000 shares of common stock, par value $.005 per share, of which 22,590,717 shares are outstanding (not including 3,349,800 reserved for issuance pursuant to stock options), and 2,000,000 shares of preferred stock, par value $.005 per share, of which no shares are outstanding. All of the foregoing shares and stock options have been duly authorized by all necessary corporate action and all outstanding shares are validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $.005 per share, of which 1000 shares are outstanding, all of which are owned by Parent. All of the foregoing shares have been duly authorized by all necessary corporate action and all outstanding shares are validly issued, fully paid and nonassessable. Except as set forth in the SEC Documents (copies of which have previously been made available to the Company), no subscriptions, options, warrants calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into or exchangeable for, capital stock of Parent or Merger Sub are outstanding.

                  6.3 AUTHORIZATION; ETC. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement, and all associated agreements and documents, and to carry out the transactions contemplated hereby and thereby. The board of directors and stockholders (if applicable) of each of Parent and Merger Sub have taken all action required by law, its Certificate of Incorporation and By-laws, or otherwise, to authorize the execution, delivery and performance of this Agreement, and all associated agreements and documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement, and all associated agreements and documents, has been duly and validly authorized, executed and delivered by Parent and Merger Sub and no other corporate action is necessary. This Agreement, and all associated agreements and documents, is a valid and binding obligation of Parent and Merger Sub enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                  6.4 NO VIOLATION. Neither the execution and delivery of this Agreement, nor any associated document or agreement, by Parent and Merger Sub, nor the performance and the consummation of the transactions contemplated hereby or thereby, will (a) violate any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (b) except as would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub, violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under or result in the material modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its respective property is or may be bound or which affects or relates to its respective business, (c) result in the creation or imposition of any material mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Parent or Merger Sub or any of its respective assets, or (d) except as would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority.

                  6.5 LITIGATION. There is no legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation pending, or to the knowledge of Parent, threatened against or involving Parent or Merger Sub or any of their respective properties or assets (a) which questions or challenges the validity of this Agreement or any associated agreements or documents or any action taken or to be taken by Parent and Merger Sub pursuant to this Agreement or any associated agreements or documents or in connection with the transactions contemplated hereby or thereby, or (b) which is reasonably expected to have a material adverse effect on Parent.

                  6.6 CONSENTS AND APPROVALS. Except as contemplated by the Registration Agreement referred to in Section 8.6, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority or third Person is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any associated agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby or thereby.

                  6.7 PARENT COMMON STOCK AUTHORIZED. At or before the Effective Date of the Merger, the shares of Parent Common to be issued to the stockholders of the Company will have been duly authorized by the board of directors of Parent and, when so issued, will have been validly issued and will be fully paid, non-assessable and free of preemptive rights and rights of refusal.

                  6.8 PARENT SEC DOCUMENTS. Parent has made available to the Company a copy of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in such SEC Documents have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  6.9 ABSENCE OF MATERIAL CHANGES. Except as and to the extent set forth in Parent's SEC Documents, since the date of the respective SEC Documents, neither Parent nor Merger Sub has suffered any material adverse change in its condition (financial or otherwise), assets, liabilities, reserves, business, operations or prospects.

                  6.10 COMPLIANCE WITH LAW. Parent and Merger Sub are in material compliance with all laws, regulations and orders applicable to it and its properties and assets. Except as set forth in Parent's SEC Documents, neither Parent nor Merger Sub has received any notification that it is in violation of any such laws, regulations or orders and no such violation exists.


                                   ARTICLE VII

                      ADDITIONAL AGREEMENTS OF THE PARTIES

                  7.1 ACCESS TO INFORMATION. For a period of ten (10) days from and after the date of this Agreement (the "Inspection Period"), the Company shall provide to Parent, its employees, agents and representatives (collectively, "Parent Representatives") and Parent shall provide the Company and its agents and representatives (collectively, "Company Representatives") full access during reasonable business hours to all of the Company's and Parent's, as the case may be, financial statements, records, files, stock books, minute books, books of account, reports, contracts, commitments, insurance policies, surety bonds, leases, tax returns and all other data and information pertinent to its business as Parent or the Company, as the case may be, shall request for the purpose of investigating the financial status and business of the Company or Parent, as the case may be (the "Investigation"). During the Investigation, Parent or the Company, as the case may be, at its expense, may make copies of such data and information as it or they may deem desirable, subject to Section 7.3, and unless it is limited or restricted from doing so by law or regulation.

                  7.2 CONFIDENTIALITY. Any and all data and information obtained by Parent or the Company, as the case may be, pursuant to Section 7.1 (the "Information"), are valuable, special and unique assets of the Company or Parent, as the case may be. From and after the date hereof and until the Closing Date or, if this Agreement is terminated prior to the Closing Date, for a period of one year following the date of such termination, Parent and the Parent Representatives, and the Company and the Company Representatives, shall treat, hold and maintain the Information, whether written or oral, and all reports, notes, evaluations, summaries, analyses, compilations, studies and other documents prepared with respect thereto, as confidential and shall not disclose any of such Information to any person or entity for any reason or purpose whatsoever, nor shall they make use of such Information for their own purposes or for the benefit of any person or entity under any circumstances other than in connection with Parent's or the Company's consideration of the transactions contemplated hereby; provided, that these restrictions shall not apply to such Information (a) which is, at the time of disclosure, in the public domain (provided that the disclosing party was not responsible, directly or indirectly, for such information entering the public domain without the Company's or Parent's, as the case may be, consent), or (b) which was disclosed to Parent or the Company, as the case may be, by a third party not restricted from disclosing such Information; and provided further that Parent or the Company, as the case may be, may disclose Information (a) if required to do so by the order of a court or other competent authority or under applicable law, or
(b) to its counsel or professional advisors subject to their agreement to maintain such Information in strict confidence and not to disclose or use such Information other than in the course of advising Parent or the Company, as the case may be. In the event that Parent or the Company, as the case may be, is or are requested or required by a court or other competent authority or under applicable law to disclose Information, Parent or the Company, as the case may be, will give the Company or Parent, as the case may be, prompt notice of such request or requirements to enable the Company or Parent, as the case may be, to seek an appropriate protective order and will consult and cooperate with the Company or Parent, as the case may be, such other party in taking steps to resist or narrow the scope of such request or requirement. The duties and obligations contained in this Section 7.2 shall supersede any prior agreement, including that certain Confidentiality Agreement dated June 6, 2000 between Parent and the Company, and shall survive any termination of this Agreement.

                  7.3 RETURN OF DOCUMENTS. If this Agreement and the Merger are terminated prior to Closing for any reason, Parent and the Company, at their respective expense and promptly after the date of such termination, shall return to the Company and Parent, as applicable, any and all Information obtained pursuant to Section 7.1, together with all copies thereof and all notes, reports, evaluations, analyses, summaries, memoranda, compilations, studies and other documents prepared with respect thereto or, in the alternative, Parent and the Company shall destroy all such Information and other data and shall certify such destruction to the Company and Parent, as applicable in writing. The obligations set forth in this Section 7.3 shall survive any termination of this Agreement.

                  7.4 CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date (or the earlier termination of this Agreement), each of Parent and the Company shall conduct its business only in the ordinary course consistent with past practice.

                  7.5 CERTAIN RESTRICTIONS. From and after the date hereof and until the Closing Date (or the earlier termination of this Agreement), the Company shall not:

                  (a) amend its Certificate of Incorporation or By-laws, or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution; or

                  (b) take any action, or cause or permit to occur any event, described in Sections 5.9(a)-(s) and (w).

                  7.6 PRESS RELEASES. The Company and Parent covenant and agree with each other that no press release or other public announcement or public disclosure related to this

Agreement, the terms hereof, the transactions contemplated hereby or any information disclosed in connection herewith will be issued by any party hereto without the approval of Parent and the Company; provided that if Parent is unable to obtain the approval of its press release or other public announcement or public disclosure from the Company and such press release, public announcement or public disclosure is advised by counsel to be required by applicable law or the rules of NASDAQ-NMS, then Parent may issue the legally required press release, public announcement or public disclosure and promptly furnish the Company with a copy thereof.

                  7.7 POOLING OF INTERESTS. From and after the date hereof and until the Effective Date of the Merger, none of Parent, Merger Sub and the Company or any of their respective affiliates shall take any action that would jeopardize the treatment of the business combination to be effected by the Merger as a "pooling of interests" for accounting purposes.

                  7.8 FULFILLMENT OF CONDITIONS. Each of Parent and the Company will use its best efforts to take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the other party(ies) contained in this Agreement.


                                  ARTICLE VIII

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

                  The obligation of the Company to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date.

                  8.2 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would have a material adverse effect on the conduct of Parent's business or its properties and assets taken as a whole.

                  8.3 CERTIFICATES. Parent and Merger Sub shall have furnished the Company with such certificates of its officers to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Company.

                  8.4 CONSENTS. Prior to the Closing, each of Parent and Merger Sub shall have obtained all necessary approvals and consents required for the consummation of the transactions contemplated hereby. The costs of obtaining any such approvals or consents shall be borne by Parent.

                  8.5 ABSENCE OF ADVERSE CHANGE. From September 30, 1999 to the date hereof, there will have been no adverse change in Parent's business, its properties or its assets, or the financial position of Parent as shown in the Quarterly Report (other than changes occurring in the ordinary course of business) which individually or in the aggregate will have had a material adverse effect on Parent's business, its properties or its assets or the financial position of Parent as shown in the Quarterly Report.

                  8.6 REGISTRATION AGREEMENT. Parent and each of the stockholders of the Company listed on Section 8.6 of the Disclosure Schedule shall have entered into the Registration Agreement, dated as of the Closing Date, substantially in the form of Exhibit B.

                  8.7 OPINION OF PARENT'S COUNSEL. Parent shall have delivered to the Company an opinion of counsel to Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company.


                                   ARTICLE IX

                           CONDITIONS TO PARENT'S AND
                            MERGER SUB'S OBLIGATIONS

                  The obligation of Parent and Merger Sub to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  9.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained herein shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date.

                  9.2 CONSENTS. Prior to the Closing, the Company shall have obtained all necessary approvals and consents required for the consummation of the transactions contemplated hereby. The costs of obtaining any such approvals or consents shall be borne by the Company.

                  9.3 ABSENCE OF ADVERSE CHANGE. From December 31, 1999 to the date hereof, there will have been no adverse change in the Company's business, properties or assets, or the financial position of the Company as shown in the Annual Balance Sheet (other than changes occurring in the ordinary course of business or changes disclosed on the Disclosure Schedule) which individually or in the aggregate will have had a material adverse effect on the Company's business, properties or assets (taken as a whole) or on the financial position of the Company as shown in the Annual Balance Sheet.

                  9.4 NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or that, if successfully asserted, would otherwise have a material adverse effect on the conduct of the Company's business or on its properties or assets taken as a whole.

                  9.5 ESCROW AGREEMENT. Parent, each of the stockholders of the Company listed on Section 8.6 of the Disclosure Schedule, and United States Trust Company of New York, as escrow agent (the "Escrow Agent"), shall have executed and delivered an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit C (the "Escrow Agreement").

                  9.6 AFFILIATE AGREEMENTS. Each of the stockholders of the Company listed on Annex II shall have executed and delivered to Parent a written agreement substantially in the form of Exhibit D (an "Affiliate Agreement").

                  9.7 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Parent and/or the Surviving Corporation shall have entered into (a) Employment Agreements with
(i) Robert Schilt, in the form of Exhibit E, and (ii) Louis Schilt, in the form of Exhibit F, and (b) Non-Competition Agreements with each of Robert Schilt and Louis Schilt, substantially in the form of Exhibit G.

                  9.8 CERTIFICATES. The Company shall have furnished Parent and Merger Sub with such certificates to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by Parent and Merger Sub.

                  9.9 OPINION OF THE COMPANY'S COUNSEL. The Company shall have delivered to Parent and Merger Sub an opinion of Scarola Reavis & Parent, counsel to the Company, dated the Closing Date, in form and substance satisfactory to Parent and Merger Sub.

                  9.10 STOCK CERTIFICATES. The stockholders of the Company shall have delivered to Parent and Merger Sub certificates representing a majority of the issued and outstanding shares of Company Stock (which shall include a majority of the Company Preferred Stock) for exchange in the Merger.


                                    ARTICLE X

                                   TAX MATTERS

                  10.1 TRANSFER TAXES. The Company shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees, including without limitation any Delaware state gains or transfer taxes (collectively, "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement.

                  10.2 TAX COOPERATION. After the date hereof, the Company and Parent will cooperate in the preparation of all Tax Returns and will provide to each other (or cause to be provided) any records and other information requested, and will provide access to, and the cooperation of their respective auditors. The Principal Stockholders and Parent will cooperate with each other in connection with any Tax investigation, audit or other processing.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  11.1 INDEMNIFICATION. Parent and its subsidiaries, Parent's Affiliates, their officers, directors and employees, and their successors and assigns (collectively, "Parent Indemnitees") shall be indemnified, defended and held harmless from and against any and all losses, claims, demands, liabilities, damages or deficiencies, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Losses") in accordance with the terms of this Article XI, to the extent such Losses arise out of or are incident to any of the following:

                  (a) any misrepresentation or breach of any warranty made by the Company in or pursuant to this Agreement;

                  (b) any of the matters disclosed in Section 5.9(t) (to the extent not covered by insurance proceeds actually received), 5.14 or 5.16(d) of the Disclosure Schedule;

                  (c) any breach of any obligation, agreement, covenant, or other term or provision hereof to be performed by the Company;

                  (d) all Taxes of the Company with respect to any taxable period ending on or before the Effective Date of the Merger, regardless of any matters relating to Taxes set forth in Section 5.15 of the Disclosure Schedule other than Taxes that were fully reserved against and reflected on the Balance Sheet; and

                  (e) any and all actions, suits, proceedings, investigations, demands, assessments, judgments, or settlements incident to any of the foregoing.

                  11.2 INDEMNIFICATION THRESHOLD. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be indemnified under
Section 11.1(a), (b), (c) or (e) for Losses unless and until the aggregate amount of all Losses asserted by Parent Indemnitees equals or exceeds $500,000, in which event Parent shall be entitled to reimbursement for the full amount of such Losses in excess of $500,000. The amount of any indemnity payment due hereunder shall be reduced by an amount equal to the Tax benefit, if any, actually recognized by Parent Indemnitees as a result of the Loss in question in the Tax year in which the Loss occurred.

                  11.3 NOTICE AND RIGHT TO DEFEND.

                  (a) In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which indemnity may be sought by any party hereto (the "Indemnitee") pursuant to the provisions of Sections 11.1, the Indemnitee shall with reasonable promptness after obtaining knowledge of such proceeding, claim, or demand give written notice thereof to the any other party from which indemnification is being sought pursuant to Section 11.1 (the "Indemnifying Party"), who shall then have the right at the option and expense of the Indemnifying Party to be represented by counsel of the Indemnifying Party's choice in connection with such matter, which counsel shall be reasonably satisfactory to the Indemnitee, and to defend against, negotiate, settle, or otherwise deal with any such proceeding, claim, or demand; provided, however, that without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall not consent to the entry of any judgment in or agree to any settlement of any such matter; and provided further that the Indemnitee may retain counsel at the Indemnitee's own expense to represent the Indemnitee in connection with any such proceeding, claim, or demand. If the Indemnitee refuses with respect to any such matter to consent to any monetary aspect of any judgment or settlement favored by the Indemnifying Party and such matter is later settled for or adjudicated in an amount in excess of the settlement or judgment amount initially favored by the Indemnifying Party, the Indemnitee shall be liable to the Indemnifying Party for such excess amount. Failure by the Indemnifying Party to notify the Indemnitee of the election by the Indemnifying Party to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand with respect to which indemnity is sought within 30 days after notice thereof shall have been given by the Indemnitee shall be deemed a waiver by the Indemnifying Party of the Indemnifying Party's right to defend against, negotiate, settle or otherwise deal with any such matter; provided, however, that the Indemnitee may assert the Indemnitee's right to defend against, settle or otherwise deal with any such matter at any time if the Indemnifying Party is financially unable to defend against, settle or otherwise deal with such matter. Such assertion may not be made absent consultation with and written notice to the Indemnifying Party. If the Indemnifying Party assumes the defense, negotiation, settlement or disposition of any such proceeding, claim or demand, the Indemnifying Party shall take or cause to be taken all steps the Indemnifying Party in good faith deems appropriate, after consultation with the Indemnitee, to defend, negotiate, settle or deal with any such proceeding, claim or demand, and the Indemnitee shall in all events be entitled to indemnity with respect to such matter as and to the extent provided in this Article XI.

                  (b) In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party in respect of which indemnity may be sought by the Indemnitee and in the event that the Indemnifying Party does not elect to defend against, negotiate, settle or otherwise deal with any such proceeding, claim or demand with respect to which indemnity is sought or does not take the steps described in the last sentence of paragraph (a) above, the Indemnitee may defend against, settle, or otherwise deal with any such proceeding, claim or demand in such manner as it in good faith deems appropriate, and the Indemnifying Party shall be liable, as and to the extent provided in this Article XI, for indemnification with respect to such matter including, without limitation, the cost of such defense.

                  (c) The parties hereto will cooperate fully with each other in connection with the defense or settlement of any proceeding, claim or demand by a third party with respect to which a claim for indemnification is made hereunder.

                  11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the respective representations and warranties of the Company shall survive the consummation of the transactions contemplated herein and expire on June 30, 2001, provided that the representations and warranties in Sections 5.3, 5.5 and
5.6 shall not expire and shall remain in full force and effect indefinitely. The representations and warranties of Parent contained herein shall survive the consummation of the transactions contemplated herein and expire on June 30, 2001, provided that the representations and warranties in Sections 6.3 and 6.7 shall not expire and shall remain in full force and effect indefinitely. Any claims for indemnification timely asserted under this Article XI shall survive until such claim is resolved.

                  11.5 ESCROW. At the Closing, Parent shall deliver to the Escrow Agent share certificates evidencing the Escrow Shares pursuant to the Escrow Agreement. In the event that Parent becomes entitled to reimbursement for Losses pursuant to Section 11.1, Parent shall be entitled to receive reimbursement only from the Escrow Agent, pursuant to the Escrow Agreement, in the form of Escrow Shares valued (for such purposes only) at the closing price per share of Parent Common as quoted on NASDAQ-NMS and reported in the Wall Street Journal on the Effective Date of the Merger.

                  11.6 ADJUSTMENT TO CONSIDERATION. The amount of any reimbursement for Losses shall be characterized as an adjustment to the amount of consideration paid by Parent pursuant to the Merger.

                                   ARTICLE XII

                                   TERMINATION

                  12.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Parent and the Company;

                  (b) at any time before the Closing, by Parent or the Company, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) business days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

                  (c) at any time after September 30, 2000 by Parent or the Company upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

                  12.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 12.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Parent or the Company (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in
Section 13.5 and confidentiality in Sections 7.2 and 7.3 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 12.1(b) or (c), the Company will remain liable to Parent for any willful breach of this Agreement by the Company existing at the time of such termination, and Parent will remain liable to the Company for any willful breach of this Agreement by Parent existing at the time of such termination.

                                  ARTICLE XIII

                                  MISCELLANEOUS

                  13.1 ARBITRATION. The parties to this Agreement agree that any disputes arising out of, or in connection with, the execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be settled by arbitration, which shall be conducted in New York, New York pursuant to the then prevailing rules of the American Arbitration Association ("AAA") by a panel of three arbitrators of the AAA (the "Board of Arbitration") acceptable to the Company and Parent. Each of Parent and the Company shall select one (1) member and the third member shall be selected by mutual agreement of the other members. If the other members fail to reach agreement on a third member within thirty
(30) days after their selection, the parties shall jointly request the AAA to designate, in accordance with AAA rules, a third member experienced in industries in which the Surviving Corporation does business. The parties agree to facilitate the arbitration by (a) making available to one another and to the Board of Arbitration for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Board of Arbitration to be relevant to the dispute, (b) conducting arbitration hearings to the greatest extent possible on successive business days and (c) using their best efforts to observe the time periods established by the rules of the AAA or by the Board of Arbitration for the submission of evidence and briefs. The decision of the Board of Arbitration shall be final, binding and not subject to further review, and judgment on the award of the Board of Arbitration may be entered in and enforced by any court having jurisdiction over the parties or their assets. If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, each party shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by each of the Parent and the Company.

                  13.2 FINDERS AND BROKERS. Each party hereby represents and warrants to the others that neither it nor its representatives have made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the others from any claim that is asserted by any Person for a finder's or broker's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

                  13.3 AMENDMENT. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Parent and Merger Sub, the Surviving Corporation and the Company.

                  13.4 WAIVER OF COMPLIANCE. Any failure of the Company, on the one hand, or Parent and Merger Sub, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Parent and Merger Sub or the Company, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

                  13.5 EXPENSES; ATTORNEYS, FEES. Except as otherwise expressly set forth herein, each party shall pay all expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby. The Company shall bear all expenses of the Company incurred in connection with the transactions contemplated by this Agreement up to a maximum of $100,000.

                  13.6 NOTICES. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

                  to the Company at:

                           Renaissance Software, Inc.
                           1983 Marcus Avenue
                           Suite 125
                           Lake Success, NY  11042
                           Attn:  Robert Schilt
                           Facsimile:  (516) 466-3341

                  with a copy to:

                           Scarola Reavis & Parent
                           888 Seventh Avenue
                           New York, NY  10106
                           Attn:  Edmund A. Schaffzin, Esq.
                           Facsimile:  (212) 757-0469

                  to Parent and Merger Sub at:

                           Vertex Interactive, Inc.
                           23 Carol Street
                           Clifton, NJ  07014
                           Attn:  Nicholas R.H. Toms
                           Facsimile:  (973) 472-0814
                  with a copy to:

                           Milbank, Tweed, Hadley & McCloy LLP
                           One Chase Manhattan Plaza
                           New York, NY  10005
                           Attn:  John T. O'Connor
                           Facsimile:  (212) 530-5219

Notice of change of address shall be effective only when notice thereof is given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

                  13.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

                  13.8 GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to its rules regarding conflicts of law.

                  13.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.10 HEADINGS. The headings of the Sections and Articles of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

                  13.11 ENTIRE AGREEMENT. This Agreement shall be the final expression of the parties' agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                  13.12 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be divided into sections corresponding to the sections of this Agreement. Disclosure in any section of the Disclosure Schedule shall only constitute disclosure for purposes of the corresponding section of the Agreement and not for any other purpose.

                  13.13 CERTAIN DEFINITIONS.

                  "Affiliate" or "Associate" shall have the meaning assigned thereto in Rule 405, as presently promulgated under the Securities Act.

                  "Affiliate Agreement" has the meaning ascribed to it in
Section 9.6.

                  "Annual Balance Sheet" has the meaning ascribed to it in
Section 5.7.

                  "Balance Sheet" has the meaning ascribed to it in Section 5.7.

                  "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

                  "Closing" has the meaning ascribed to it in Section 4.1.

                  "Closing Date" has the meaning ascribed to it in Section 4.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  "Company Preferred Stock" shall mean collectively (i) the Series A Company Preferred Stock, (ii) the Series B Company Preferred Stock and
(iii) the Series C Company Preferred Stock.

                  "Company Representatives" has the meaning ascribed to it in
Section 7.1.

                  "Company Stock" shall mean collectively (a) the Company Common Stock, (b) the Series A Company Preferred Stock, (c) the Series B Company Preferred Stock and (d) the Series C Company Preferred Stock.

                  "Company Stock Options" has the meaning ascribed to it in
Section 3.5(b).

                  "Disclosure Schedule" shall mean a schedule delivered by the Company prior to the execution and delivery of this Agreement, as further described in Section 13.12.

                  "Effective Date of the Merger" has the meaning ascribed to it in Section 1.3.

                  "Environmental Laws" shall mean all laws and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" has the meaning ascribed to it in Section 9.5.

                  "Escrow Agreement" has the meaning ascribed to it in Section 9.5.

                  "Escrow Shares" has the meaning ascribed to it in Section 3.3.

                  "Exchange Act" has the meaning ascribed to it in Section 6.8.

                  "Exchange Ratio" has the meaning ascribed to it in Section 3.1(b).

                  "GAAP" has the meaning ascribed to it in Section 5.7.

                  "GCL" has the meaning ascribed to it in Section 1.2.

                  "Indemnifying Party" has the meaning ascribed to it in Section 11.3.

                  "Indemnitee" has the meaning ascribed to it in Section 11.3.

                  "Inspection Period" has the meaning ascribed to it in Section 7.1.

                  "Intellectual Property" shall mean all intangible property, including without limitation all trade names, trademarks, patents, patent applications, licenses, copyrights, shop rights, technical information, know-how, proprietary information, processes and trade secrets.

                  "Liabilities" has the meaning ascribed to it in Section 5.8.

                  "Losses" has the meaning ascribed to it in Section 11.1.

                  "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company or its subsidiaries under Section 4001 of ERISA or
Section 414(b), (c), (m) or (o) of the Code.

                  "Merger" has the meaning ascribed to it in Section 1.2.

                  "NASDAQ-NMS" shall mean the National Association of Securities Dealers Automated Quotation System.

                  "Parent Common" has the meaning ascribed to it in Section 1.1.

                  "Parent Indemnitees" has the meaning ascribed to it in Section 11.1.

                  "Parent Representatives" has the meaning ascribed to it in
Section 7.1.

                  "Person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

                  "Plan" shall mean (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, other stock-based severance, parachute, change in control, retainer, consulting, health, welfare or incentive plan, agreement or arrangement, (iii) any plan or policy providing for "fringe benefits" to employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or
(iv) any employment agreement.

                  "Pro Rata Share" shall mean the pro rata share of the Escrow Shares of the relevant stockholder of the Company rounded to the nearest whole number.

                  "qualified stock options" has the meaning ascribed to it in
Section 3.5(b).

                  "Quarterly Report" shall mean Parent's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2000.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "SEC Documents" shall mean Parent's Annual Report on Form 10-K for the year ended July 31, 1999, Parent's Transition Report on Form 10-K for the period from August 1, 1999 to September 30, 1999, all Quarterly Reports of Parent filed on Form 10-Q since September 30, 1999 and Parent's Proxy Statement for its 1999 Annual Meeting of Stockholders (including, in each case, all amendments thereto through the date hereof and all documents listed as Exhibits thereto).

                  "Series A Company Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $.01 per share, of the Company.

                  "Series B Company Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.01 per share, of the Company.

                  "Series C Company Preferred Stock" shall mean the Series C Convertible Preferred Stock, par value $.01 per share, of the Company.

                  "Surviving Company Common" has the meaning ascribed to it in
Section 3.1(c).

                  "Surviving Corporation" has the meaning ascribed to it in
Section 1.2.

                  "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

                  "Tax Return" shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity by the Company or the Surviving Corporation, as the case may be, and their subsidiaries with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or the Surviving Corporation, as the case may be, or their subsidiaries.

                  "to the knowledge of the Company" shall mean the actual knowledge of any of Robert Schilt and/or Louis Schilt, after due inquiry of all senior executives of the Company.

                  "Transfer Taxes" has the meaning ascribed to it in Section
10.1.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        VERTEX INTERACTIVE, INC.


                                        By: /s/ Nicholas R. H. Thomas
                                            ----------------------------
                                        Name:
                                        Title:


                                        RENSOFT ACQUISITION CORP.


                                        By: /s/ Nicholas R. H. Thomas
                                            ----------------------------
                                        Name:
                                        Title:


                                        RENAISSANCE SOFTWARE, INC.


                                        By: /s/ Louis J. Schilt
                                            ----------------------------
                                        Name:
                                        Title:

ANNEXES:

                   I - Written Consents of Company Stockholders
                  II - Stockholders Executing Affiliate Agreements


EXHIBITS:

                  A - Stockholders
                  B - Registration Agreement
                  C - Escrow Agreement
                  D - Form of Affiliate Agreement
                  E - Employment Agreement (Robert Schilt)
                  F - Employment Agreement (Louis Schilt)
                  G - Form of Non-Competition Agreement (Robert Schilt and Louis Schilt)


SCHEDULES:

                  Disclosure Schedule

                                    EXHIBIT A

                         SHARES OWNED/CONVERSION SHARES

                             RSI COMMON STOCKHOLDERS


                                   Number of                              Number of Vertex    Number of Vertex
                                Company Shares     Number of Vertex      Shares Received at   Shares Placed in
       Stockholder                  Owned          Shares Exchanged           Closing              Escrow
       -----------                  -----          ----------------           -------              ------

Mullen                                  2,000                1,700                    1,615                 85

Breuning                                4,000                3,400                    3,230                170

Bashian                                 5,000                4,250                    4,037                213

Choonawalla                               666                  566                      538                 28

Day                                    10,000                8,500                    8,075                425

Dunham                                 20,000               17,000                   16,150                850

K. DiMora                               3,100                2,635                    2,503                132

J. DiMora                                 500                  425                      404                 21

Engert                                  5,000                4,250                    4,037                213

Giosi                                   1,400                1,190                    1,131                 59

Henne                                   1,666                1,416                    1,345                 71

Helm                                    4,499                3,824                    3,633                191

Kinley                                  5,000                4,250                    4,037                213

Kiernan                                   500                  425                      404                 21

Margossian                            480,000              408,000                  387,600             20,400

Mintz                                  55,000               46,750                   44,413              2,337

McKellar                                2,666                2,266                    2,153                113

Murphy                                  3,000                2,550                    2,423                127

MACG, Inc.                              2,000                1,700                    1,615                 85

O'Reilly                                  667                  567                      539                 28

Rosenberg                               1,332                1,132                      962                170

R. Schilt                             429,999              365,499                  292,399             73,100

L. Schilt                             180,000              153,000                  122,400             30,600

Simpson                                 8,334                7,084                    6,730                354

Sperl                                   2,000                1,700                    1,615                 85



Shears                                  1,333                1,133                    1,076                 57

Schaffzin                               5,000                4,250                    4,037                213

Straus                                  1,000                  850                      808                 42

Pistone                                 3,500                2,975                    2,826                149

Spagnoli                                1,000                  850                      808                 42

Perfetti                                1,000                  850                      808                 42
                        TOTAL:      1,241,162            1,054,987                  924,351            130,636


                 RSI SERIES A CONVERTIBLE PREFERRED STOCKHOLDERS



                                   Number of                              Number of Vertex    Number of Vertex
                                Company Shares     Number of Vertex      Shares Received at   Shares Placed in
       Stockholder                  Owned          Shares Exchanged           Closing              Escrow
       -----------                  -----          ----------------           -------              ------

Edgewater Private                     500,000              425,000                  403,750             21,250
Equity Fund II, L.P.

John Pappajohn                        200,000              170,000                  161,500              8,500

Constantine Leo                         8,333                7,083                    6,729                354
Catsavis and Catherine
Ruth Catsavis

Hrisostomoe Christ and                  8,333                7,083                    6,729                354
Helen Christ

Jeffrey Simpson                        33,333               28,333                   26,916              1,417

JIBS Equities                          16,667               14,167                   13,459                708

William Davidowitz                     16,667               14,167                   13,459                708

Penn Footwear                          16,667               14,167                   13,459                708
Retirement Trust

The Bohen Foundation                   33,333               28,333                   26,916              1,417

Chase 1991 Revocable                   16,667               14,167                   13,459                708
Trust D/T/D 4/2/91,
Andrew and Laura
Chase, Trustees

Michael J. Christ                      10,000                8,500                    8,075                425

Krause Investments                     33,333               28,333                   26,916              1,417
LLC

Chieftain Corporation                  33,333               28,333                   26,916              1,417

Kyle J. Jrause                         16,667               14,167                   13,459                708

Scott V. Bouslog                        8,333                7,083                    6,729                354

Irwin Lieber                           15,000               12,750                   12,113                637

West Des Moines State                  16,667               14,167                   13,459                708
Bank, Custodian F/B/O
James S. Cownie, IRA

Leo Catsavis                           16,667               14,167                   13,459                708

                         TOTAL:     1,000,000              850,000                  807,502             42,498


                 RSI SERIES B CONVERTIBLE PREFERRED STOCKHOLDERS


                                   Number of                              Number of Vertex    Number of Vertex
                                Company Shares     Number of Vertex      Shares Received at   Shares Placed in
       Stockholder                  Owned          Shares Exchanged           Closing              Escrow
       -----------                  -----          ----------------           -------              ------

Edgewater Private                     200,000              170,000                  161,500              8,500
Equity Fund II, L.P.

John Pappajohn                        100,000               85,000                   80,750              4,250

Chase 1991 Revocable                   20,000               17,000                   16,150                850
Trust Dated 4/2/91
Andrew and Laura
Chase, Trustees

West Des Moines State                  40,000               34,000                   32,300              1,700
Bank, Custodian F/B/O
James C. Cownie, IRA

Elaine McKay Family                    40,000               34,000                   32,300              1,700
Partnership

                         TOTAL:       400,000              340,000                  323,000             17,000


                 RSI SERIES C CONVERTIBLE PREFERRED STOCKHOLDERS


                                   Number of                              Number of Vertex    Number of Vertex
                                Company Shares     Number of Vertex      Shares Received at   Shares Placed in
       Stockholder                  Owned          Shares Exchanged           Closing              Escrow
       -----------                  -----          ----------------           -------              ------

Douglas Angstrom                        5,000                4,250                   4,037                 213

James V. Bashian                       20,000               17,000                  16,150                 850

Edgewater Private                     100,000               85,000                  80,750               4,250
Equity Fund II, L.P.

The High Risk Players                  18,182               15,455                  14,682                 773

Barry Halejian                          4,000                3,400                   3,230                 170

Robert Iskamian                        10,000                8,500                   8,075                 425

Kerwin Cheng                            5,000                4,250                   4,037                 213

Gary Malajian                          12,000               10,200                   9,690                 510

Robert Fisher                          20,000               17,000                  16,150                 850


Precor Venture                         18,182               15,455                  14,682                 773
Holdings, L.L.C.

Investor Protection,                   72,728               61,819                  58,728               3,091
Inc.

New Hope Foundation                    54,548               46,366                  44,047               2,319

John Pappajohn                        181,818              154,545                 146,818               7,727

Daniel Roos                             2,000                1,700                   1,615                  85

Robert Schilt                          18,182               15,455                  12,364               3,091

Louis Schilt                           36,364               30,909                  24,727               6,182

Fredrick Schreuder                     40,000               34,000                  32,300               1,700

Tax Education Support                  54,548               46,366                  44,048               2,318
Organization

Ann Vassilou                           30,000               25,500                  24,225               1,275

1520 Partners                          54,550               46,368                  44,050               2,318

Philip R. Chapman                       7,250                6,163                   5,855                 308

Jay S. Nickse                           3,500                2,975                   2,826                 149

Euro-America II, L.P.                 181,818              154,545                 146,818               7,727

Tsai Foundation                        90,909               77,273                  73,409               3,864

Hunter Lipton                          18,182               15,455                  14,682                 773

Fredrick R. Adler                     461,974              392,678                 373,044              19,634

Jack Margosian                         38,182               32,455                  30,832               1,623

                         TOTAL:     1,558,917            1,325,082               1,251,871              73,211
